EXHIBIT 12
                             BellSouth Telecommunications Inc.
                         Computation Of Earnings To Fixed Charges
                                   (Dollars In Millions)




                                                         For the Three Months
                                                            Ended March 31,
                                                                  1999
1. Earnings

   (a) Income from continuing operations before
       deductions for taxes and interest                       $   1,222

   (b) Portion of rental expense representative
       of interest factor                                             10

         TOTAL                                                 $   1,232

2. Fixed Charges

   (a) Interest                                                $     140

   (b) Portion of rental expense representative
       of interest factor                                             10

         TOTAL                                                 $     150

   Ratio (1 divided by 2)                                           8.21